Exhibit 4.4

WARRANT AMENDMENT Letter Agreement

THIS WARRANT AMENDMENT LETTER AGREEMENT (this “Letter Agreement”), dated as of December 31, 2023, is entered into among [Dealer] (the “Dealer”), DISH Network Corporation (the “Counterparty”) and EchoStar Corporation (the “Parent”).

WITNESSETH

WHEREAS, the Dealer and the Counterparty have executed and delivered a Base Confirmation, dated as of August 2, 2016, and an Additional Confirmation, dated as of August 3, 2016, pursuant to which the Counterparty sold to the Dealer, and the Dealer purchased from the Counterparty, warrants entitling the Dealer to purchase shares of Class A Common Stock, par value USD 0.01 per share, of the Counterparty (each, as amended, modified, terminated or unwound from time to time, a “Confirmation” and together, the “Confirmations”);

WHEREAS, under the terms of the Amended and Restated Agreement and Plan of Merger, dated as of October 2, 2023 (the “Merger Agreement”), by and among the Counterparty, the Parent and EAV Corp., a Nevada corporation and a wholly owned direct subsidiary of the Parent (“Merger Sub”), at the effective time of the merger transaction contemplated by the Merger Agreement (the “Effective Time”), Merger Sub will merge with and into the Counterparty (the “Merger”), with the Counterparty surviving the Merger as a wholly owned subsidiary of the Parent, and each Share (as defined in the Confirmations) that is outstanding immediately prior to the Effective Time will be converted into the right to receive 0.350877 validly issued, fully paid and non-assessable shares of Class A Common Stock, par value USD 0.001 per share, of the Parent (the “Parent Shares”), and the right to receive cash in lieu of fractional shares;

WHEREAS, pursuant to the terms of the Confirmations, upon the occurrence of an Announcement Event, the provisions opposite the caption “Consequences of Announcement Events” under the heading “Extraordinary Events” in each of the Confirmations shall apply;

WHEREAS, pursuant to the terms of the Confirmations, upon the occurrence of a Merger Event for which “Share-for-Share” is applicable (which includes the Merger), Modified Calculation Agent Adjustment shall apply to the transactions contemplated by the Confirmations;

WHEREAS, pursuant to the terms of the Confirmations, if in respect of a Merger Event (including the Merger), the Counterparty following such Merger Event will not be the issuer of the Shares, then the provisions opposite the caption “Modified Calculation Agent Adjustment” under the heading “Extraordinary Events” in each of the Confirmations shall apply and, unless certain conditions are satisfied, Section 12.2(e)(ii) of the Equity Definitions shall apply; and

WHEREAS, the parties wish to have the Confirmations and the transactions thereunder remain in full force and effect (and not terminated or cancelled), as further provided herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Dealer, the Counterparty and the Parent for the benefit of each other agree as follows:

ARTICLE 1

Section 1.01.      Parent Shares. The parties agree that, pursuant to the Confirmations, from and after the Effective Date (as defined below) (i) the Parent Shares will be deemed the “Shares”, the Counterparty shall remain the counterparty to the Confirmations, the Parent will be deemed the issuer of the Shares under the Confirmation and the Equity Definitions and the text opposite the caption “Shares” under the heading “General” in each of the Confirmations is hereby amended and restated in its entirety to read “The Class A Common Stock, par value USD 0.001 per share, of EchoStar Corporation” and (ii) references in the Confirmations to the Counterparty in its role as Issuer of the Shares shall be deemed to be references to the Parent (including, without limitation, with respect to the obligations of the Counterparty as Issuer of the Shares pursuant to the provisions opposite the captions “Registration/Private Placement Procedures” and “Share Deliveries”, in each case, under the heading “Miscellaneous” in each of the Confirmations and the provisions set forth in Annex A to the Confirmations).

Section 1.02.      Repurchase Notices. From and after the Effective Date, the requirement for the Counterparty to provide Repurchase Notices pursuant to the provisions opposite the caption “Repurchase Notices” under the heading “Miscellaneous” in each of the Confirmations if the Counterparty effects any repurchases of Shares (and certain other conditions are met as set forth therein) shall be deemed to reference the Parent as the party repurchasing Parent Shares. For the avoidance of doubt, the Counterparty, and not the Parent, will remain responsible for any delivery or indemnification requirements pursuant to the terms opposite the caption “Repurchase Notices” under the heading “Miscellaneous” in each of the Confirmations.

Section 1.03.      Credit Support. From and after the Effective Date, the Parent shall be a Credit Support Provider and the Guarantee (as defined below) shall be a Credit Support Document.

Section 1.04.      Additional Termination Events.  For the avoidance of doubt, from and after the Effective Date, the Additional Termination Events set forth in clauses (ii) and (iii) below the caption “Additional Termination Event” under the heading “Miscellaneous” in each of the Confirmations shall relate to the Parent and not the Counterparty.

Section 1.05.      Wholly-Owned Subsidiary and Parent Closing Opinion. From and after the Effective Date, the following shall be added as new clauses (iv) and (v) below the caption “Additional Termination Events” under the heading “Miscellaneous” in each of the Confirmations:

“(iv)         DISH Network Corporation ceases to be a wholly-owned subsidiary of EchoStar Corporation.

(v)            Notwithstanding anything to the contrary in this Confirmation, if EchoStar Corporation (“Parent”) shall have failed to deliver to Dealer on or prior to January 9, 2024 a Parent Closing Opinion (as defined below), then such event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.  For the avoidance of doubt, the provisions under the caption “Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events” under the heading “Miscellaneous” in each of the Confirmations shall not apply to the Additional Termination Event described in the immediately preceding sentence. “Parent Closing Opinion” shall mean an opinion or opinions of counsel (subject to customary assumptions, qualifications, and exceptions) with respect to (i) valid existence of Parent, (ii) due authorization, execution and delivery of the letter agreement, dated December 31, 2023, among Dealer, Counterparty and Parent amending this Confirmation and the guarantee of Parent delivered pursuant thereto, (iii) due authorization of the Warrant Shares, as well as their valid issuance and fully-paid and non-assessable status when delivered pursuant to the terms of the Warrant Confirmations and (iv) consummation of the transactions under such letter agreement and guarantee do not violate (w) applicable federal laws of the United States, (x) applicable laws of the State of New York and the State of Nevada and (y) any provision of its constitutional documents (including its articles of incorporation and by-laws).”

Section 1.06.      Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. The following sentence is hereby added to the end of paragraph opposite the caption “Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events” under the heading “Miscellaneous” in each of the Confirmations:

“For the avoidance of doubt, the provisions contained within this paragraph shall not apply to the Additional Termination Event described in clause (iv) below the caption “Additional Termination Events” under the heading “Miscellaneous” of this Confirmation.”

Section 1.07.      Material Non-Public Information. From and after the Effective Date, all references in the Confirmations to the Counterparty’s possession or awareness of material non-public information with respect to the Counterparty and/or the Shares shall be deemed to be references to the Counterparty’s and the Parent’s collective possession or awareness of material non-public information with respect to the Parent and/or the Parent Shares, as applicable.

Section 1.08.      Status of Claims in Bankruptcy. From and after the Effective Date, the text opposite the caption “Status of Claims in Bankruptcy” under the heading “Miscellaneous” in each of the Confirmations shall be replaced with the following provision (for the avoidance of doubt, references to “Issuer” and “Counterparty” in the provision below are references to the Parent and the Counterparty, respectively):

“Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of the Issuer or the Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by the Issuer or the Counterparty of its obligations and agreements with respect to the Transaction outside of the Issuer’s or the Counterparty’s bankruptcy, respectively; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.”

Section 1.09.      Relevant Price. From and after the Effective Date, the text opposite the caption “Relevant Price” under the heading “Settlement Terms” in each of the Confirmations shall be revised by deleting “Bloomberg page DISH <equity> AQR” and replacing it with “Bloomberg page SATS <equity> AQR”.

Section 1.10.      Calculation Agent. Notwithstanding anything to the contrary in the Confirmations, the Agreement or the Equity Definitions, the Calculation Agent may make conforming changes to the terms of the transactions contemplated by the Confirmations as it deems appropriate to effect the amendments to the Confirmations evidenced by this Letter Agreement (including, for the avoidance of doubt, to account for the exchange ratio in the Merger being 0.350877 Parent Shares per one share of Class A Common Stock, par value USD 0.01 per share, of the Counterparty).

Section 1.11.      Notices. From and after the Effective Date, the text below the caption “Contact information” in each of the Confirmations shall be revised by [(i) deleting the text contained in subsection (b) and replacing it with the following:

“(b)      Address for notices or communications to Dealer:

[_____________________]

and (ii)]1 adding the following new subsection (c):

“(c)      Issuer

To:                  EchoStar Corporation

100 Inverness Terrace East

Englewood, Colorado 80112

Attn:              Chief Legal Officer

Email:              legalnotices@echostar.com (with a copy to dean.manson@echostar.com)”

[Insert Regulatory Boilerplate Amendments, if any, Required for Dealer]

ARTICLE 2

Section 2.01.      Conditions to Effectiveness. This Letter Agreement shall be effective on the date (the “Effective Date”) the following conditions are satisfied or waived:

(a)            The Merger has become effective.

(b)            This Letter Agreement has been duly executed and delivered by each of the Dealer, the Counterparty and the Parent.

1 To be included for Dealers requiring updates to their notice information.

(c)            The Warrant Guarantee by the Parent in favor of the Dealer dated as of the date hereof in form and substance acceptable to the Dealer (the “Guarantee”) shall have been executed and delivered to the Dealer, and is enforceable against the Parent in accordance with its terms.

(d)            The letter agreement dated as of the date hereof amending the base confirmation dated as of August 2, 2016 and the additional confirmation, dated as of August 3, 2016, pursuant to which the Dealer sold to the Counterparty call options entitling the Counterparty to purchase Shares (as defined in the Confirmations), has been duly executed and delivered by each of the Dealer, the Counterparty and the Parent, and is enforceable against each in accordance with its terms.

(e)            The Counterparty has delivered to the Dealer an opinion of counsel in form and substance reasonably acceptable to the Dealer dated as of the date of this Letter Agreement.

ARTICLE 3

Section 3.01.      Mutual Representations and Warranties. Each party represents to the other parties that:

(a)            It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(b)            It has the power to execute this Letter Agreement and any other documentation relating to this Letter Agreement to which it is a party, to deliver this Letter Agreement and any other documentation relating to this Letter Agreement that it is required by this Letter Agreement to deliver and to perform its obligations under this Letter Agreement and has taken all necessary action to authorize such execution, delivery and performance.

(c)            Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(d)            No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by such party of this Letter Agreement, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(e)            Its obligations under this Letter Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, fraudulent conveyance, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law) and except that rights to indemnification and contribution may be limited by federal or state securities laws or public policy relating thereto).

Section 3.02.      Additional Representations and Warranties of the Counterparty. The Counterparty represents to the Dealer that:

(a)            It is not entering into this Letter Agreement to create actual or apparent trading activity in the Parent Shares (or any security convertible into or exchangeable for the Parent Shares) or to raise or depress or otherwise manipulate the price of the Parent Shares (or any security convertible into or exchangeable for the Parent Shares) in violation of the Exchange Act.

(b)            It is not, on the date hereof, aware of any material non-public information with respect to the Parent or the Parent Shares.

(c)            It (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(d)            The Counterparty is a wholly-owned subsidiary of the Parent.

(e)            It is not and, after giving effect to the transactions contemplated by this Letter Agreement, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)            To its knowledge and assuming that none of Dealer or its affiliates owns or holds (however defined) any Parent Shares other than in connection with the Transactions under the Confirmations, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Parent Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates having the power to vote, owning or holding (however defined) Parent Shares; provided that it makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution, investment advisor or broker-dealer.

Section 3.03.      Additional Representations, Warranties and Covenants of the Parent. The Parent represents to the Dealer that:

(a)            It is not entering into this Letter Agreement to create actual or apparent trading activity in the Parent Shares (or any security convertible into or exchangeable for the Parent Shares) or to raise or depress or otherwise manipulate the price of the Parent Shares (or any security convertible into or exchangeable for the Parent Shares) in violation of the Exchange Act.

(b)            It is not, on the date hereof, aware of any material non-public information with respect to the Parent or the Parent Shares.

(c)            It (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(d)            The Counterparty is a wholly-owned subsidiary of the Parent.

(e)            It is not and, after giving effect to the transactions contemplated by this Letter Agreement, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)            To its knowledge and assuming that none of Dealer or its affiliates owns or holds (however defined) any Parent Shares other than in connection with the Transactions under the Confirmations, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Parent Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates having the power to vote, owning or holding (however defined) Parent Shares; provided that it makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution, investment advisor or broker-dealer.

(g)            The Parent Shares issuable upon exercise of all Warrants (the “Warrant Shares”) have been duly authorized and, when delivered pursuant to the terms hereof, shall be validly issued, fully-paid and non-assessable, and such issuance of the Warrant Shares shall not be subject to any preemptive or similar rights. In the case of each Confirmation, Parent shall obtain, on or prior to the Effective Date, any approval of the Exchange (to the extent such approval is required by the Exchange) for the listing or quotation on the Exchange of a number of Warrant Shares equal to the Maximum Delivery Amount under such Confirmation, subject to notice of issuance. In the case of each Confirmation, Parent shall ensure that at all times until its delivery obligations thereunder have been met in full (a) that the total number of Parent Shares reserved for issuance thereunder is at least equal to the Maximum Delivery Amount for such Confirmation and (b) that a number of Warrant Shares equal to the Maximum Delivery Amount for such Confirmation shall remain listed on the Exchange.

ARTICLE 4

Section 4.01.      Counterparts. This Letter Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument. The exchange of copies of this Letter Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Letter Agreement as to the parties hereto and may be used in lieu of the original Letter Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.02.      Governing Law; Jurisdiction. THIS LETTER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Section 4.03.      Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Confirmations.

Section 4.04.      Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.05.      Entire Agreement; No Waiver or Amendment. This Letter Agreement is intended as an amendment to the Confirmations, and shall not be construed as terminating the Confirmations. Except for any amendment to the Confirmations made pursuant to this Letter Agreement, all terms and conditions of the Confirmations will continue in full force and effect in accordance with the provisions thereunder. References to the Confirmations will be to the Confirmations, as amended by this Letter Agreement.

Nothing in this Letter Agreement shall be read to amend, modify, or supplement the Confirmations other than as expressly set forth herein. Neither party hereto waives any of its other rights, remedies, covenants, obligations or provisions under the Confirmations (including, without limitation, the Dealer’s rights (x) in respect of any announcement relating to the Merger as set forth opposite the caption “Consequences of Announcement Events” under the heading “Extraordinary Events” in each of the Confirmations and (y) pursuant to Section 12.2(e) of the Equity Definitions with respect to the Merger); provided that the parties agree and acknowledge that this Letter Agreement shall satisfy the condition precedent described in the language opposite the caption “Modified Calculation Agent Adjustment” under the heading “Extraordinary Events” in each of the Confirmations.

Section 4.06.      No Reliance. Each of the Parent and the Counterparty confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Letter Agreement, that it has not relied on the Dealer or its affiliates in any respect in connection therewith, and that it will not hold the Dealer or its affiliates accountable for any such consequences.

Section 4.07.      [Insert Dealer Boilerplate, as Applicable.]

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IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed as of the date first written above.

DISH NETWORK CORPORATION

By:
Name:
Title:

ECHOSTAR CORPORATION

By:
Name:
Title:

[Signature Page to Warrant Amendment Letter Agreement]

[DEALER]

By:
Name:
Title:

[Signature Page to Warrant Amendment Letter Agreement]